Exhibit 10.29

AMENDED AND RESTATED

IMS HEALTH INCORPORATED

EMPLOYEE PROTECTION PLAN

IMS Health Incorporated (the “Company”) wishes to define those circumstances under which it will provide assistance to an Eligible Employee in the event of his or her Eligible Termination (as such terms are defined herein).  Accordingly, the Company hereby amends and restates the IMS Health Incorporated Employee Protection Plan (the “Plan”).

Section 1 - DEFINITIONS

1.1           “Acquiring Company” shall mean any entity that is the recipient of a Company division, business unit, function or process whether by sale, spin-off, divestiture, or outsourcing.

1.2           “Cause” shall mean (a) willful malfeasance or willful misconduct by the Eligible Employee in connection with his or her employment, (b) continuing failure to perform such duties as are requested by any employee to whom the Eligible Employee reports, directly or indirectly, or by the board of directors of either the Company or the Participating Company which employs the Eligible Employee, (c) failure by the Eligible Employee to observe material policies of the Company or Participating Company applicable to the Eligible Employee or (d) the commission by an Eligible Employee of (i) any felony or (ii) any misdemeanor involving moral turpitude.

1.3           “Change In Control” shall mean the occurrence, after the effective date hereof, of one of the following events:

(a)                                  any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company) becomes the “Beneficial Owners” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then-outstanding securities;

(b)                                 during any period of 24 months (not including any period prior to the effective date of this Plan), individuals who at the beginning of such period constitute the board of directors of the Company (the “Board”), and any new director (other than (i) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraphs (a), (c), or (d) of this definition, (ii) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control, or (iii) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s securities) whose election by the Board or nomination for election by the

Company’s stockholders was approved in advance by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)                                  the stockholders of the Company approve any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation (i) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (ii) after which no Person holds 20% or more of the combined voting power of the then-outstanding securities of the Company or such surviving entity;

(d)                                 the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(e)                                  the Board adopts a resolution to the effect that, for purposes of this Plan, a Change in Control has occurred.

1.4           “Change in Control Period” shall mean the period beginning upon a Change in Control and ending at the end of the 12th month following the Change in Control.

1.5           “Cognizant” shall mean the Cognizant Corporation (which since the Spinoff Date has been renamed Neilsen Media Research, Inc.).

1.6       “Committee” shall mean the Compensation and Benefits Committee of the Board of Directors of the Company.

1.7           “Comparable Position” shall mean a position with the Company, an affiliate, or an Acquiring Company of approximately the same amount of Salary (i.e. not less than 100% of Salary) and which requires the use of similar skills and experience.  For purposes of this Plan, determining whether a position is a “Comparable Position” shall not consider whether benefits or eligibility for benefits remain the same.

1.8           “Eligible Employee” shall mean a full-time salaried employee or regular part-time salaried employee of (a) the Company, (b) a Participating Company, or (c) any affiliated entity of the Company (other than a Participating Company) which employee has been selected to participate in the Plan by the Employee Benefits Committee; provided, however, that (i) an employee who has entered into an agreement with the Company or a Participating Company which expressly excludes such employee from participation in this Plan (e.g., by naming this Plan or excluding participation in Company-sponsored severance plans generally) and which remains in effect at the date of such employee’s termination of employment shall not be an Eligible Employee; and (ii) an employee who otherwise would qualify but who is not on the United States payroll shall be an Eligible Employee only if so determined by the Employee Benefits Committee, and such Eligible Employee, and any employee who qualifies as an Eligible Employee under clause (c) of this definition, shall be subject to such additional terms and limitations as the Employee Benefits Committee may deem necessary or advisable.  Each Eligible Employee shall be designated as within one of the groups specified as “Selected Executives,” “Level A,” “Level B,” or “Level C” on Attachment A hereto.

1.9           “Eligible Termination” shall mean (a) an involuntary termination of employment by the Company or a Participating Company for any reason, except that, in the case of any Eligible Employee, an involuntary termination for Cause will not constitute an Eligible Termination and, in the case of any Eligible Employee designated as within Level A, Level B, or Level C on Attachment A hereto, an involuntary termination due to unsatisfactory performance will not constitute an Eligible Termination (unless otherwise determined by the Employee Benefits Committee or a person to whom such Committee has delegated authority under the Plan); or (b) a resignation mutually agreed to in writing by the Company or a Participating Company and the Eligible Employee, in which writing it is expressly agreed that benefits under this Plan will be available to the Eligible Employee.  The foregoing notwithstanding, an Eligible Termination shall not include (x) a unilateral resignation; or (y) any termination where an offer of employment is made to the Eligible Employee of a Comparable Position at the Company, an affiliate, or an Acquiring Company concurrently with his or her termination.

1.10         “Employee Benefits Committee” shall mean a committee of Company management employees heretofore established by the Committee.

1.11         “Participating Company” shall mean any entity affiliated with the Company that has been designated to participate in the Plan by action of the Employee Benefits Committee.

1.12         “Salary” shall mean an Eligible Employee’s annual base salary in effect immediately prior to his or her termination of employment, except as otherwise provided in Section 2 hereof and Section 1 of Attachment C hereto.

1.13         “Severance Agreement and Release” shall mean an agreement signed by the Eligible Employee substantially in the form attached hereto as Attachment D.  The foregoing notwithstanding, the Company may, by action of its chief human resources officer or chief legal counsel or a person delegated authority by one of such persons, modify the form of Severance Agreement and Release to be signed by any Eligible Employee, subject to such limitations or procedures as may be specified by the Employee Benefits Committee, and provided that, during the Change in Control Period, such Agreement shall not be modified in a manner that increases the obligations or decreases the rights of the Eligible Employee as compared to the form of such Agreement in use prior to the Change in Control.

1.14         “Spinoff Date” shall mean the date on which there was effected the distribution of common stock of the Company owned by Cognizant to holders of record of shares of common stock, par value $0.01 per share, of Cognizant.

1.15         “Year of Service” shall mean, for purposes of applying the formula set forth in Attachment B, each full and partial year of employment with the Company, any Participating Company, and otherwise as specified in the final sentence of this definition, in each case beginning with the Eligible Employee’s initial date of hire; provided, however, that (i) all partial years of service shall be aggregated for purposes of determining the total number of Years of Service; (ii), in the case of an Eligible Employee who was not continuously employed, no period of employment previously taken into account, if such Eligible Employee was eligible for severance benefits upon any prior termination, shall be taken into account in determining Years of Service hereunder; and (iii), in the case of an Eligible Employee who was a regular part-time employee during any period of employment which would be taken into account in determining his or her Years of Service, such period shall be adjusted to equivalent full-time employment for purposes of determining Years of Service by multiplying the total number of weeks in such period by a fraction the numerator of which is the total number of hours such employee was scheduled to work during each week and the denominator of which is the number of hours a full-time employee would have been scheduled to work during such week, and dividing the product by 52.  The Eligible Employee shall continue to accrue Service for purposes of this definition during approved leaves of absence, military service absences, paid holidays, paid vacations, temporary absences due to illness or injury, disability, or any other cause, if and to the extent that service is customarily accrued for purposes of the retirement plan or plans of the Company or Participating Company which then employs the Eligible Employee.  With respect to periods of employment with companies which are acquired or become affiliated with the Company after the Spinoff Date, any periods of employment of an Eligible Employee prior to the date of acquisition or affiliation will not be taken into account in determining Years of Service unless expressly approved in writing by the Employee Benefits Committee.  Other provisions of this Plan notwithstanding and to the extent required by any Employee Benefits Agreement among Cognizant, Nielsen Media Research, Inc., and the Company, “Years of Service” shall include all periods of employment prior to the Spinoff Date to the extent such employment would have been taken into account under the Cognizant Career Transition Plan as in existence immediately prior to the Spinoff Date.

Section 2 - SEVERANCE BENEFITS

2.1           Subject to the provisions of this Section 2 (including the condition set forth in Section 2.4), in the event of an Eligible Termination by an Eligible Employee:

(a)           If the Eligible Termination occurs not within a Change in Control Period, the Eligible Employee shall be entitled to receive from the Company or a Participating Company the Salary continuation and benefits in the amount determined in accordance with Attachment C for the period specified on Attachment B hereto, subject to Section 2.2 and 2.3; and

(b)           If the Eligible Termination occurs within the Change in Control Period, the Eligible Employee shall be entitled to receive from the Company or a Participating Company the Salary continuation in an amount equal to 130% of the amount determined in accordance with Attachment C for the period specified on Attachment B hereto and benefits for the period specified on Attachment B hereto, subject to Section 2.2 and 2.3; provided, however, that if the Company or a Participating Company and the Eligible Employee have entered into a Change-in-Control Agreement or other agreement specifically providing for severance payments and benefits upon specified terminations following a change in control of the Company which is in effect at the date of the Eligible Termination (whether or not severance payments and benefits are actually payable under such other agreement), no Salary continuation or benefits shall be payable to the Eligible Employee under this Plan.

2.2           If, during the period that Salary and benefits continuation is to be provided under Section 2.1 and Attachment B hereto, the Eligible Employee earns or accrues compensation and benefits under any employment or compensatory arrangement for services provided to any party other than the Company or a Participating Company (including as an employee, consultant, owner, partner, associate, agent, independent contractor, sole proprietor, security holder, or otherwise in an arrangement in which anything of value is earned or accrued based on services of the Eligible Employee), the Salary continuation payments and benefits continuation shall terminate as of the date such services commenced.  The Eligible Employee shall inform the Employee Benefits Committee of any such employment or other arrangement under which such services will be provided, prior to or upon commencement of such employment or arrangement, including the date as of which such employment or services commenced.  The Company or a Participating Company shall be entitled to recover from the Eligible Employee any payments and the fair market value of benefits previously made or provided to the Eligible Employee under the Plan which would not have been paid under this Section 2.2 if the Employee Benefits Committee had adequate prior notice of the matters specified in the preceding sentence.  If, during the period that Salary and benefits continuation is to be provided under Section 2.1 and Attachment B hereto, the Eligible Employee becomes reemployed by the Company or a Participating Company or enters into a compensation arrangement with the Company or a Participating Company not contemplated at the time of his or her termination, Salary and benefits continuation hereunder will continue only if and to the extent determined by the Employee Benefits Committee.  All determinations under this Section 2.2 shall be made in the sole discretion of the Employee Benefits Committee.

2.3           Unless otherwise determined by the Employee Benefits Committee, the amount of Salary payable during the period specified in Attachment B shall be reduced by each of the following amounts, if any, applicable to the Eligible Employee (but not reduced to an amount less than zero pursuant to this Section 2.3):

(i)            the amount of any sign-on bonus or any other amount(s) paid by the Company or any of its affiliated entities to the Eligible Employee (other than the payment of base salary, performance-related bonuses, or reimbursement of business-related expenses incurred by the Eligible Employee) in connection with the Eligible Employee’s commencement of employment, if such payment(s) occurred within twelve months of the date of the Eligible Termination, or

(ii)           the amount of any severance payments, termination payments or any other amounts paid or payable to the Eligible Employee arising from or relating to the termination of employment of the Eligible Employee by the Company or any affiliated entity, whether the rights to such payments arise from (a) severance or other benefit plans sponsored by the Company or any of its affiliated entities, (b) the laws of any governmental entity, (c) the requirements of any works council or labor organization, or (d) the terms of any agreement between the Eligible Employee and the Company and/or any of its affiliated entities.

If reduced in accordance with this Section 2.3, the aggregate amount of Salary payable during the period specified in Attachment B shall equal the aggregate amount of Salary that would have been payable over the entire period (i.e., before any reduction) minus the amount referred to in clause (i) of this Section and minus the amount referred to in clause (ii) of this Section.  Such aggregate amount of Salary shall be payable proportionately over the period during which Salary continuation is to be paid, as specified in Attachment B hereto.

2.4           The grant of severance benefits pursuant to Section 2.1 hereof is conditioned upon an Eligible Employee’s signing a Severance Agreement and Release and the expiration of any revocation period set forth therein.

2.5           Notwithstanding any other provision contained herein (except as set forth in this Section 2.5), the Chief Executive Officer of the Company or an officer to whom the Chief Executive Officer has delegated authority may, at any time, take such action as such officer, in such officer’s sole discretion, deems appropriate to reduce or increase by any amount the benefits otherwise payable to an Eligible Employee pursuant to Section 2.1, including the amount payable as Salary during the period specified in Attachment B, or otherwise modify the terms and conditions applicable to an Eligible Employee under this Plan provided that the Chief Executive Officer or such delegatee reports any reduction or increase in benefits or other modification of the terms and conditions hereof to the Employee Benefits Committee.  Notwithstanding the foregoing, during the Change in Control Period, the Chief Executive Officer and any delegatee may not reduce by any amount the benefits otherwise payable to an Eligible Employee pursuant to Section 2.1(b) or otherwise modify the terms and conditions applicable to an Eligible Employee under the Plan.  Benefits granted hereunder may not exceed an amount nor be paid over a period which would cause the Plan to be other than a “welfare benefit plan” under section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

2.6           In the event the Company or a Participating Company, in its sole discretion, grants an Eligible Employee a period of inactive employee status, any amounts paid to such Eligible Employee during any such period shall offset the benefits payable under this Plan if the Eligible Employee does not resume active employment prior to termination of employment.  For this purpose, a period of inactive employee status shall mean the period beginning on the date such status commences (of which the Eligible Employee shall be notified) and ending on the date of such Eligible Employee’s termination of employment or resumption of active employment.

Section 3 - AMENDMENT AND TERMINATION

3.1           The Company reserves the right to terminate the Plan at any time and without any further obligation by action of its Board of Directors or such other person or persons to whom the Board properly delegates such authority; provided, however, during a Change in Control Period, the Company may not terminate the Plan.

3.2           The Company shall have the right to modify or amend the terms of the Plan at any time, or from time to time, to any extent that it may deem advisable by action of its Board of Directors, the Committee or such other person or persons to whom the Board or the Committee properly has delegated such authority; provided, however, that during a Change in Control Period, the Company may not modify or amend the terms of the Plan in a manner which reduces the compensation or benefits otherwise payable hereunder; and provided further, that the Company may not modify or amend the terms of the Plan in a manner which materially adversely affects the rights of a person who has commenced to receive compensation or benefits hereunder following an Eligible Termination.

3.3           All modifications of or amendments to the Plan shall be in writing.

Section 4 - ADMINISTRATION OF THE PLAN

4.1           The Employee Benefits Committee shall be the Plan Administrator and shall have the exclusive right, power and authority to:

(a)                                  construe and interpret any and all of the provisions of the Plan;

(b)                                 establish a claims and appeals procedure; and

(c)                                  consider and decide conclusively any questions (whether of fact or otherwise) arising in connection with the administration of the Plan or any claim for Salary and benefits continuation arising under the Plan.

Any decision or action of the Employee Benefits Committee pursuant to this Section 4.1 shall be in the sole discretion of the Employee Benefits Committee and shall be conclusive and binding on any affected person.

4.2           With respect to any function of the Employee Benefits Committee under the Plan, the Employee Benefits Committee may, in its sole discretion, delegate its authority under the Plan to any employee(s) or committee of employees of the Company or Participating Companies, and may designate such employee(s) or committee to function as or act on behalf of the Employee Benefits Committee.

4.3           The Company shall indemnify any individual who is a director, officer or employee of the Company or any affiliate, or his or her heirs and legal representatives, against all liability and reasonable expense, including counsel fees, amounts paid in settlement and amounts of judgments, fines or penalties, incurred or imposed upon him or her in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, in connection with his or her duties with respect to the Plan, provided that any act or omission giving rise to such claim, action, suit or proceeding does not constitute willful misconduct or is not performed or omitted in bad faith.

Section 5 - MISCELLANEOUS

5.1           Neither the establishment of the Plan nor any action of the Company or a Participating Company, the Committee, Employee Benefits Committee or any fiduciary shall be held or construed to confer upon any person any legal right to continue employment with the Company.  The Company and Participating Companies expressly reserve the right to discharge any employee whenever the interest of the Company or a Participating Company, in its sole judgment, may so require, without any liability on the part of the Company or a Participating Company, the Committee, Employee Benefits Committee or any fiduciary.

5.2           Benefits payable under the Plan shall be paid out of the general assets of the Company or a Participating Company.  The Company and any Participating Company need not fund the benefits payable under this Plan; however, nothing in this Section 5.2 shall be interpreted as precluding the Company or any Participating Company from funding or setting aside amounts in anticipation of paying such benefits.  Any benefits payable to an Eligible Employee under this Plan shall represent an unsecured claim by such Eligible Employee against the general assets of the Company or the Participating Company that employed such Eligible Employee.

5.3           The Company or a Participating Company shall deduct from the amount of any Salary continuation or other benefits payable hereunder amounts required by law to be withheld for the payment of any taxes and any other amount properly to be withheld.

5.4           Benefits payable under the Plan shall not be subject to assignment, alienation, transfer, pledge, encumbrance, commutation or anticipation by the Eligible Employee.  Any attempt to assign, alienate, transfer, pledge, encumber, commute or anticipate Plan benefits shall be void.

5.5           This Plan shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws, except to the extent superseded by applicable federal law.

5.6           This Plan will be of no force or effect to the extent superseded by foreign law.  In addition, the terms and conditions of participation of any Eligible Employee whose employment is subject to the laws or customs of any jurisdiction other than the United States or a state thereof may be modified by the Employee Benefits Committee to conform to or otherwise take into account such laws and customs; in no event shall severance benefits be payable hereunder if and to the extent that such benefits would duplicate severance benefits payable in accordance with such laws and customs, although severance benefits payable hereunder may supplement those payable under such laws and customs.

5.7           This Plan supersedes any and all prior severance arrangements, policies, plans or practices of the Company and any predecessor (whether written or unwritten), including any severance arrangement described in any document setting forth an offer of employment.  Notwithstanding the preceding sentence, the Plan does not affect the severance provisions of (i) any written individual employment agreement between an employee and the Company or a Participating Company which results in such employee not being an Eligible Employee hereunder; (ii) any Change-in-Control Agreement or other agreement referred to in Section 2.1(b); and (iii) any other agreement entered into between an employee and the Company or a Participating Company after the effective date of this Plan which expressly supersedes the provisions of this Plan (i.e., by naming this plan) and which remains in effect at the date of such employee’s termination of employment.  Benefits payable under the Plan shall be offset by any other severance or termination payment made by the Company or any of its subsidiaries including, but not limited to, amounts paid pursuant to any agreement or law.

5.8           This Plan shall be effective as of December 1, 1998 and amended and restated as of March 9, 2005.

Attachment A

IMS HEALTH INCORPORATED

EMPLOYEE PROTECTION PLAN

Designated Groups of Eligible Employees

For purposes of the Employee Protection Plan (the “Plan”) of IMS Health Incorporated (the “Company”), an employee of the Company or any Participating Company (as defined in the Plan) who is an Eligible Employee (as defined in the Plan) shall be assigned to the Designated Group in accordance with the chart below.  An Eligible Employee’s Designated Group assignment generally will determine the period of Salary and benefits continuation upon an Eligible Termination under Section 2 of the Plan and Attachment B thereto, subject to the terms of the Plan.

Designated Group	Participation Criteria	Salary Range

Selected Executives	Persons who have	N/A
entered into Change
in Control Agreements

Level A	Persons who have not	$150,000 and greater
entered into Change in
Control Agreements

Level B	Persons who have not	$75,000 - $149,999
entered into Change in
Control Agreements

Level C	All other Eligible Em-	N/A
ployees as defined in
the Plan

Attachment C

IMS HEALTH INCORPORATED

EMPLOYEE PROTECTION PLAN

Certain Terms and Conditions of Salary and Benefits Continuation

An Eligible Employee entitled to salary and benefits continuation under the Employee Protection Plan (the “Plan”) of IMS Health Incorporated (the “Company”) shall, subject to Section 2 of the Plan, receive the payments and benefits specified below.  Capitalized terms used but not defined herein shall have the meanings as defined in the Plan.

1.             Salary Continuation

The Eligible Employee shall receive Salary continuation for the period specified under Section 2 of the Plan and Attachment B thereto (the “Salary Continuation Period”).  Salary continuation hereunder shall be paid at the times during such Salary Continuation Period the Eligible Employee’s salary would have been paid if employment had not terminated.  Solely for purposes of determining the amount payable during the Salary Continuation Period and for no other purposes of the Plan, the Employee Benefits Committee may, in its sole discretion, include an additional cash amount as part of the amount of Salary continuation, in order to reflect any periodic payment being received as compensation by the Eligible Employee in addition to Salary immediately prior to termination and to ensure comparability of benefits among Eligible Employees receiving benefits under the Plan.  All Salary and benefit continuation payments shall be subject to termination upon commencement of employment or services and otherwise as provided in Section 2.2 of the Plan.

2.             Welfare Benefit Continuation

Medical, dental and life insurance benefits shall be provided throughout the Salary Continuation Period at the levels in effect for the Eligible Employee immediately prior to termination of employment but in no event greater than the levels in effect for active employees generally during the Salary Continuation Period, provided that the Eligible Employee shall pay the employee portion of any required premium payments at the level in effect for employees generally of the Company for such benefits.  For purposes of determining an Eligible Employee’s entitlement to continuation coverage as required by Title I, Subtitle B, Part 6 of ERISA, such employee’s 18-month or other period of coverage shall commence on his or her termination of employment.

3.             Annual Bonus Payment

Subject to the provisions of this paragraph 3, a cash bonus for the calendar year of termination shall be paid if the Eligible Employee was a participant in the annual bonus plan of the Company or a Participating Company (the “Annual Incentive Plan”) immediately prior to termination of employment and the Eligible Employee was employed by the Company or a Participating Company for at least six full months during the calendar year of termination.  In such event, the Eligible Employee shall receive a cash amount equal to the actual bonus which would have been payable to the Eligible Employee under such Annual Incentive Plan had such employee remained employed through the end of the year of such termination multiplied by a fraction the numerator of which is the number of full months of employment during the calendar year of termination and the denominator of which is 12.  Such bonus shall be payable at the time otherwise payable under the Annual Incentive Plan had employment not terminated.  The foregoing notwithstanding, (i) no amount shall be paid under this paragraph in the event the Eligible Employee incurred an Eligible Termination by reason of unsatisfactory performance, unless otherwise determined by the Employee Benefits Committee or, in the case of an executive officer of the Company, by the Compensation and Benefits Committee of the Company’s Board of Directors, and (ii) no amount shall be paid under this paragraph in the event that Salary and benefits continuation has previously ceased by operation of Section 2.2 of the Plan.  The terms of this paragraph 3 supersede those of any Annual Incentive Plan, so that no payment shall be made under such Annual Incentive Plan to an Eligible Employee following an Eligible Termination except as provided hereunder.  The foregoing provisions of this paragraph 3 shall be appropriately modified in the case of any plan providing bonuses based on 12-month performance periods other than the calendar year.

4.             Long-Term Bonus Payments and Other Compensation Plans

Bonus payouts under any bonus plan with a performance cycle of greater than one year (the “Long-Term Plan”) of the Company or a Participating Company in which the Eligible Employee participates immediately prior to termination shall be determined and governed in accordance with the terms of such Long-Term Plan.  Payments, forfeitures, and other events under any compensatory plan, other than those referred to in paragraphs 1 through 4 hereof, of the Company or a Participating Company shall be determined and governed in accordance with the terms of such plan.

5.             Death

Upon the death of an Eligible Employee during the Salary Continuation Period, the benefits described in paragraphs 1, 3 and 4 of this Attachment C shall continue to be paid to his or her estate, as applicable, at the time or times otherwise provided for herein.

6.             Other Benefits

The Eligible Employee shall be entitled to such outplacement services during the Salary Continuation Period as may be provided by the Company or a Participating Company.  During the Salary Continuation Period, financial planning/counseling shall be afforded to the Eligible Employee to the same extent afforded immediately prior to termination of employment in the event the Eligible Employee incurred an Eligible Termination other than by reason of unsatisfactory performance.

7.             No Further Grants, Etc.

Following an Eligible Employee’s termination of employment, no further grants, awards, contributions, accruals or continued participation (except as otherwise provided for herein) shall be made to or on behalf of such employee under any plan or program maintained by the Company including, but not limited to, any Annual Incentive Plan, any Long-Term Plan or any qualified or nonqualified retirement, profit sharing, stock option or restricted stock plan of the

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Company.  Any unexercised options (whether vested or unvested), unvested restricted stock and all other benefits under any plan or program maintained by the Company (including, but not limited to, any Long-Term Plan or any qualified or nonqualified retirement, profit sharing, stock option or restricted stock plan) which are held or accrued by an Eligible Employee at the time of his or her termination of employment shall be treated in accordance with the terms of such plans and programs under which such options, restricted stock or other benefits were granted or accrued.

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Attachment D

SEVERANCE AGREEMENT AND RELEASE

THIS SEVERANCE AGREEMENT AND RELEASE, made by and between _______________ (hereinafter referred to as “Employee”), and IMS Health Incorporated (hereinafter deemed to include its worldwide subsidiaries and affiliates and referred to as the “Company”).

WITNESSETH THAT:

WHEREAS, Employee has been employed by the Company and/or a previously affiliated company or other predecessor since the date specified in the Appendix to this Agreement (the “Appendix”); and

WHEREAS, the parties to this Agreement desire to enter into an agreement in order to provide certain salary and benefits continuation to Employee;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and of the actions taken pursuant thereto, the parties agree as follows:

                1.             Employee’s service with the Company, including Employee’s service as an officer and Employee’s membership on any committees, is terminated effective on the date specified in the Appendix.  By execution of this Agreement, Employee confirms his or her resignation from all such offices and committees, effective as of the date specified as “Effective Date of Termination of Service” in the Appendix.

2.             Effective on the date set forth in the Appendix, Employee will incur an “Eligible Termination” under the IMS Health Incorporated Employee Protection Plan (the “Plan”), a summary plan description of which Employee hereby acknowledges having received, and will, accordingly, be entitled to the salary and benefits continuation specified therein subject to the terms and conditions of such Plan.  A summary of the benefits to which Employee is entitled under the Plan is set forth in the Appendix.  Subject to the terms of the Plan, the salary and benefits continuation shall be provided during the “Severance Period,” which shall extend from the date of the Eligible Termination until the earliest of (i) the “Severance Termination Date” specified in the Appendix, (ii) the termination of salary continuation and benefits under Section 2.2 of the Plan as a result of the eligible Employee earning or accruing compensation from a third party or otherwise under Section 2.2, or (iii) cessation of salary continuation and benefits under any other provision of the Plan or this Agreement (including paragraph 8 hereof).  Subject to the terms of the Plan, Employee’s obligations under paragraphs 3, 4 and 5 of this Agreement shall be in effect during the “Obligation Period,” which shall extend from the date of the Eligible Termination until the later of (i) the “Severance Termination Date” specified in the Appendix (whether or not the Severance Period expires earlier than the Severance Termination Date) or (ii) the first anniversary of the date of the Eligible Termination.

3.             Employee agrees that, during the Obligation Period, Employee will be reasonably available to consult on matters, and will cooperate fully with respect to any claims, litigations or investigations, relating to the Company.  No reimbursement for expenses incurred after the commencement of a period of inactive employee status, or if there is no such period, after termination of employment, shall be made to Employee unless authorized in advance by the Company.

4.             Employee agrees that for the Obligation Period, Employee shall not directly or indirectly, whether as an officer, director, employee, advisor, consultant, agent or investor (other than by the ownership of a passive investment interest of not more than 1% in a company with publicly traded equity securities):

(a)                                seek or accept any employment or other work with any of the companies listed on Appendix II or their affiliates. Formal names of the companies listed on Appendix II may vary slightly from what is shown in Appendix II; in that event, the correct name will be deemed substituted where it can be ascertained with reasonable certainty;

(b)                               engage in any of the following activities anywhere in the world in relation to the pharmaceutical and healthcare industries (it being understood that the global market in which any of the businesses of the Company is conducted and to which their goodwill extends is not limited to any particular region in the world and that given the informational nature of such businesses, they may be engaged effectively from any location in the world):

                                                (i)            providing information services for the management of sales forces engaged in the sale of prescription or over-the-counter drugs, medical devices, or medical or surgical products;

                                                (ii)           providing information services for the measurement of sales force performance or product performance for prescription or over-the-counter drugs, medical devices, or medical or surgical products;

                                                (iii)          creating or providing physician profiles for purposes of assisting others in the targeting of promotion or sales activities in relation to prescription or over-the-counter drugs, medical devices, or medical or surgical products;

                                                (iv)          creating or providing micromarketing programs based on prescribing behavior or attitudes of physicians or other prescribers in relation to prescription or over-the-counter drugs, medical devices, or medical or surgical products;

                                                (v)           creating or providing market research reports or audits relating to the use, sale, marketing/promotion, distribution or warehousing of any prescription or over-the-counter drugs, medical devices, or medical or surgical products;

                                                (vi)          using or developing technology, methodologies or processes which have functionality or produce results similar to the technology, methodologies or processes employed or offered by the Company to process pharmaceutical or healthcare information, including but not limited to internal processing technology, decision support tools, data warehousing applications and data mining applications;

(vii)                           creating or providing reference files, classification schemes, master files or other methods of categorizing, classifying, organizing or identifying products, procedures, medical facilities, pharmacies, warehouses, distributors, prescribers, pharmacists or other entities, activities or persons associated with the use, sale, marketing/promotion, distribution or warehousing of any prescription or over-the-counter drugs, medical devices, or medical or surgical products; or

(viii)                        providing market research consulting, sales management consulting, information technology consulting or market event management consulting, or any other consulting services in connection with any of the activities described in clauses (i) through (vii) above or otherwise relating to the use, sale, marketing/promotion, distribution or warehousing of any prescription or over-the-counter drugs, medical devices, or medical or surgical products.

Employee hereby further agrees that, during the Obligation Period, Employee shall not, directly or indirectly (including but not limited to as an officer, director, employee, advisor, consultant, agent or investor):

(a)                                  solicit, induce, entice or procure, or endeavor to solicit, induce, entice or procure any customer, data supplier or prospective customer of the Company, in order to sell to such customer or prospective customer, or obtain from such data supplier, the same, similar or related services the Company offers to its customers, or such data supplier provided to the Company, during Employee’s employment;

(b)                                 solicit, induce, entice or procure, or endeavor to solicit, induce, entice or procure any employee of the Company to leave such employment; or

(c)                                  employ or otherwise engage or use the services of any person who (i) was an employee of the Company at any time during the then preceding twelve months or (ii) is or was an employee of the Company during the last twelve (12) months of Employee’s employment with the Company.

                The restrictions contained in this paragraph 4 shall apply whether or not Employee accepts any form of compensation in connection with an activity described as prohibited herein. If, during the Obligation Period, Employee wishes to engage in an activity that is or might be in violation of this paragraph 4, Employee agrees to provide the Company with written notice of his intention to do so at least fifteen (15) business days in advance of undertaking such activity.  Such written notice shall be sent to the Company’s [General Counsel] and Vice President, Global Human Resources and shall inform the Company of the intended activity in reasonable detail.  The Company agrees to meet and confer with Employee or his representative and to

3

provide Employee with a determination of the Company’s position with respect to Employee’s intended activity within ten (10) business days of receipt of Employee’s written notice.

Employee agrees that the provisions of this paragraph 4 are necessary and reasonable to protect the interests of the Company.  If any restriction contained in these sections shall be deemed to be invalid or unenforceable by reason of extent, duration or geographic scope then the extent, duration, and geographic scope of such restriction shall be deemed to be reduced to the fullest extent, duration and geographic scope permitted by law and enforceable, provided however that such corrective provision shall not undermine the enforcement of the provision in any jurisdiction where such granting of judicial discretion renders the provision subject to negative interpretation or render the original provisions void.

5.             If, during the Obligation Period, Employee performs services for any party other than the Company or a Participating Company (whether or not such entity is in competition with the Company), Employee shall notify the Company by certified mail prior to the commencement thereof, and the salary continuation payments and benefits continuation provided under the Plan shall terminate as of the date such services commence.  To “perform services” shall mean employment or other service as an employee, consultant, owner, partner, associate, agent, independent contractor, sole proprietor, security holder, or otherwise in an arrangement in which anything of value is earned or accrued based on services of the Eligible Employee.

6.             Employee agrees that Employee will not directly or indirectly disclose any proprietary or confidential information, records, data, formulae, specifications and other trade secrets owned or held by the Company, whether oral or written, to any person or use any such information, except pursuant to court order (in which case Employee will first provide the Company with written notice of such).  All records, files, drawings, documents, models, disks, equipment and the like relating to the businesses of the Company shall remain the sole property of the Company and shall not be removed from the premises of the Company.  Employee further agrees to return to the Company any property of the Company which Employee may have, no matter where located, and not to keep any copies or portions thereof.

7.             Employee shall not make any derogatory or defamatory statements about the Company and shall not make any written or oral statement, news release or other announcement relating to Employee’s employment by the Company or relating to the Company (including its affiliates), customers or personnel, which is designed to embarrass or criticize any of the foregoing.

8.             Employee agrees that in the event of any breach of the covenants contained in paragraphs 3, 4, 5, 6 or 7, in addition to any remedies that may be available to the Company, the Company may cease all payments and cease providing all other benefits required to be made or provided to Employee under the Plan and recover all such payments and the fair market value of all such benefits previously made to Employee pursuant to the Plan.  The parties agree that any such breach would cause injury to the Company which cannot reasonably or adequately be quantified and that such relief does not constitute in any way a penalty or a forfeiture.

9.             Employee, for Employee, Employee’s family, representatives, successors and assigns, releases and forever discharges the Company and its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan from any and all claims, demands, debts, damages, injuries, actions or rights of action of any nature whatsoever, whether known or unknown, which Employee had, now has or may have against the Company, its successors, assigns, subsidi

4

aries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan, from the beginning of Employee’s employment to and including the date of this Agreement, relating to or arising out of Employee’s employment with the Company or the termination of such employment other than a claim with respect to a vested right Employee may have to receive benefits under any plan maintained by the Company.  Employee represents that Employee has not filed any action, complaint, charge, grievance or arbitration against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan.

10.           Employee covenants that neither Employee, nor any of Employee’s respective heirs, representatives, successors or assigns, will commence, prosecute or cause to be commenced or prosecuted against the Company or any of its successors, assigns, subsidiaries, affiliates, directors, officers, employees, attorneys, agents and trustees or administrators of any Company plan any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are being released by this Agreement, nor will Employee seek to challenge the validity of this Agreement, except that this covenant not to sue does not affect Employee’s future right to enforce appropriately the terms of this Agreement in a court of competent jurisdiction.

11.           Employee acknowledges that (a) Employee has been advised to consult with an attorney at Employee’s own expense before executing this Agreement and that Employee has been advised by an attorney or has knowingly waived Employee’s right to do so, (b) Employee has had a period of at least [twenty-one (21) days] [forty-five (45) days] within which to consider this Agreement, (c) Employee has a period of seven (7) days from the date that Employee signs this Agreement within which to revoke it and that this Agreement will not become effective or enforceable until the expiration of this seven (7) day revocation period, (d) Employee fully understands the terms and contents of this Agreement and freely, voluntarily, knowingly and without coercion enters into this Agreement, (e) Employee is receiving greater consideration hereunder than Employee would receive had Employee not signed this Agreement and that the consideration hereunder is given in exchange for all of the provisions hereof and (f) the waiver or release by Employee of rights or claims Employee may have under Title VII of the Civil Rights Act of 1964, The Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Rehabilitation Act, the Worker Adjustment and Retraining Act (all as amended) and/or any other local, state or federal law dealing with employment or the termination thereof is knowing and voluntary and, accordingly, that it shall be a breach of this Agreement to institute any action or to recover any damages that would be in conflict with or contrary to this acknowledgment or the releases Employee has granted hereunder.  Employee understands and agrees that the Company’s payment of money and other benefits to Employee and Employee’s signing of this Agreement does not in any way indicate that Employee has any viable claims against the Company or that the Company admits any liability whatsoever.

12.           This Agreement constitutes the entire agreement of the parties and all prior negotiations or representations are merged herein. It shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives, but neither this Agreement nor any rights hereunder shall be assignable by Employee without the Company’s written consent.  In addition, this Agreement supersedes any prior employment or compensation agreement, whether written, oral or implied in law or implied

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in fact between Employee and the Company, other than those contracts and agreements excepted from the application of Section 5.7 of the Plan pursuant to the terms of such Section [(but subject to paragraph 15 hereof)], which prior agreements are hereby terminated.

13.           If for any reason any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid by a court of competent jurisdiction, such circumstances shall not have the effect of rendering such provision invalid in any other case or rendering any other provisions of this Agreement inoperative, unenforceable or invalid.

14.           This Agreement shall be construed in accordance with the laws of the State of New Jersey, except to the extent superseded by applicable federal law.

15.           This Agreement shall terminate in its entirety the Change in Control Agreement between the Company and Employee. [USE PROVISION IF APPLICABLE]

IN WITNESS WHEREOF, Employee and IMS Health Incorporated, by its duly authorized agent, have hereunder executed this Agreement.

Dated:	Employee:

IMS HEALTH INCORPORATED

By:

Title:

6

Appendix to Severance Agreement and Release

Summary of Terms Relating to Salary and Benefits Continuation

Under the IMS Health Incorporated Employee Protection Plan

Note:                   Terms have the meanings defined in the Employee Protection Plan and in the Severance Agreement and Release

Employment with Company Since:

Effective Date of Resignation:

Positions Resigned:

Effective Date of Eligible Termination

Scheduled Date on Which Salary and
Benefits will Cease (the “Severance
Termination Date”)*:

Employee “Obligation Period” extends
through date:

Salary Continuation*:	$____ per week for ____ weeks

Welfare Benefit Continuation*:	[LIST NAMES OF MEDICAL, DENTAL, LIFE PLANS
UNDER WHICH EMPLOYEE COVERED]

Annual Bonus Payment*:	/12 of the annual bonus otherwise payable to you at time of normal payment
.

Long-Term Bonus Payments:	[ /y of the long-term bonus otherwise
payable to you for the __________
cycles at time of normal payment.]
[CONFORM TO L-T BONUS PLAN TERMS]

Executive Outplacement:	As provided by the Company.

[Financial Planning/Counseling:]

*                                         Subject to termination in the event Employee earns or accrues compensation from non-Company sources prior to Severance Termination Date

The description of benefits contained in this Appendix is only a summary and is subject to the terms and conditions of the Employee Protection Plan.  Refer to your summary plan description for more detail.

Attachment B

IMS HEALTH INCORPORATED

Employee Protection Plan

	Selected Executives (Persons with Change-in-Control Agreements (“C-in-C Agreements”)	Level A (Persons with no C-in-C Agreement and Salary of $150,000 and up)	Level B (Persons with no C-in-C Agreement and Salary of $75,000-$149,999)	Level C (All Other Eligible Employees)

Less than 1 Year of Service	26 weeks of salary and benefits continuation	16 weeks of salary and benefits continuation	8 weeks of salary and benefits continuation	4 weeks of salary and benefits continuation

One Year of Service and over	1.5 weeks of salary and benefits continuation per $10,000 of salary plus 3 weeks of salary and benefits continuation for each Year of Service Subject to minimum and maximum	1.5 weeks of salary and benefits continuation per $10,000 of salary plus 2 weeks of salary and benefits continuation for each Year of Service Subject to minimum and maximum	1 week of salary and benefits continuation per $10,000 of salary plus 2 weeks of salary and benefits continuation for each Year of Service Subject to minimum and maximum	1 week of salary and benefits continuation per $10,000 of salary plus 1.5 weeks of salary and benefits continuation for each Year of Service Subject to minimum and maximum

Minimum- Maximum -	26 weeks 104 weeks	16 weeks 78 weeks	8 weeks 52 weeks	4 weeks 52 weeks